Exhibit 2.3

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Iroquois Valley Farmland REIT, PBC, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution regarding the proposed amendment follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “5” so that, as amended, said Article shall be and read as follows:

5. The total number of shares of capital stock that the Corporation has authority to issue is 1,000,000 shares. The authorized stock is all classified as common stock, par value $0.01 per share. There shall be no powers, preferences, rights, qualifications, limitations, or restrictions with respect to the shares of the Corporation’s capital stock; provided that the Board of Directors may adopt, by resolution, certain powers, preferences, rights, qualifications, limitations, or restrictions with respect to the shares of the Corporation’s capital stock as the Board of Directors may deem appropriate.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 22nd day of September, 2021,

By: /s/ Tera Johnson
Title: Chief Executive Officer
Name: Tera Johnson

State of Delaware

Secretary of State

Division of Corporations

Delivered 11:46 AM 09/22/2021

FILED 11:46 AM 09/22/2021

SR 20213313035 - File Number 6164416